EXHIBIT 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and among Avangrid Management Company, LLC, a Delaware limited liability company (the “Company”), a wholly-owned subsidiary of Avangrid, Inc., and Dennis V. Arriola (the “Executive”) effective as of June 11, 2020 (the “Effective Date”).
1.Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

2.Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, with his employment commencing on July 20, 2020 (the “Start Date”) until Executive’s employment is terminated in accordance with the terms of this Agreement (the “Term”).

3.Term of Agreement. The Term will commence on the Effective Date and continue until the Date of Termination (as defined below).

4.Position and Duties.

4.1 Avangrid’s corporate governance system is inspired by and based on a commitment to ethical principles, transparency and leadership in the application of best practices in good governance and is designed to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance. Avangrid is a member of a group of companies of which Iberdrola, S.A. is the controlling member (the “Iberdrola group”). Reflecting the purpose and values of the Iberdrola group, the Iberdrola corporate governance system articulates the rules and principles governing the organization, operation, and conduct of Iberdrola group. Premised on a decentralized structure, Iberdrola, S.A. is responsible for the organization and strategic coordination of the Iberdrola group with the management of each Iberdrola group company vested in such company’s board of directors. The Iberdrola corporate governance system provides a special framework of strengthened autonomy for members of the Iberdrola group that are listed on a national stock exchange that empowers such companies to further develop their own corporate governance system. Avangrid’s corporate governance system reflects, is consistent with, and further develops the main principles and policies that constitute the Iberdrola corporate governance system, subject to certain exceptions, additions, and modifications required for publicly listed companies in the United States.

4.2 The Executive shall serve as Chief Executive Officer of Avangrid, and such other positions as may be assigned from time to time by the Company, and shall have such duties and responsibilities and power and authority as those normally associated with such position in public companies of a similar stature and will follow corporate guidelines and coordinate strategies within the AVANGRID Group. Executive shall report solely and directly to the Board and all other executives shall report to Executive. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates. Executive may serve on the boards of directors of profit or not-for-profit organizations with the consent of the Company, such consent not to be unreasonably withheld, and may attend to his personal affairs, provided in each case that such activities do not unreasonably interfere with the performance of his duties hereunder or cause a conflict of interest. Executive shall be based in the Company’s offices in Orange, Connecticut. The Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations.

5.Compensation and Related Matters.
5.1. Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) during the period of the Executive’s employment hereunder, which shall be at an initial rate of One Million One Hundred Thousand Dollars ($1,100,000.00) per annum. The Base Salary shall be paid in accordance with the Company’s standard payroll practices. The Base Salary shall be reviewed for possible increase on an annual basis, beginning in February 2021, and shall not be decreased during the Term.
5.2. Annual Bonus. During the Term, Executive shall be eligible to participate in the Company’s Executive Variable Pay plan (the “EVP”). Executive’s EVP opportunity at target for each year during the Term shall be equal to 100% of his Base Salary for such year, including on a pro-rata basis any adjustments to his Base Salary during such year, and the maximum opportunity shall be equal to 200% of the Base Salary.
5.3. Long-Term Incentive; Restricted Stock Units.
(a) Executive shall be eligible to participate in the 2020 — 2022 Avangrid Long-Term Incentive Plan and any successor thereto (the “LTIP”), in accordance with and subject to its terms and shall receive a grant of 250,000 performance share units at the maximum payout level for the 2020-2022 performance period (the “Initial PSUs”). The Initial PSUs will be granted pursuant to a separate performance share unit award agreement (the “PSU Award Agreement”), which shall govern the terms and conditions of the Initial PSUs, including the performance criteria that must be attained to earn the award (the “Performance Conditions”), provided, however, that if there is any conflict between the terms of the PSU Award Agreement and this Agreement, this Agreement shall control.
(b) During the Term, pursuant to and according to the terms of the Avangrid, Inc. Amended and Restated Omnibus Incentive Plan (“OIP”), the Executive shall be granted awards totaling 35,000 Restricted Stock Units (“RSUs”). One half of these RSUs will be granted in January 2021 and one half of these RSUs will be granted in January 2022, in each case subject to Executive’s continued employment through the date of grant. The RSUs will be granted pursuant to separate award agreements setting for the vesting and other terms and conditions of such awards. The RSUs will include the right to receive Dividend Equivalents (as defined in the OIP), which will be credited to the Executive and be deemed to be reinvested in additional RSUs as of the date of payment of any such dividend based on the Fair Market Value (as defined in the OIP). Each additional RSU which results from such deemed reinvestment of Dividend

Equivalents shall be subject to the same vesting, distribution or payment, adjustment and other provisions which apply to the underlying RSU to which such additional RSU relates.
5.4. Benefits. Executive shall participate in all benefit and welfare plans offered to similarly situated executives, including but not limited to the Company’s 401(k) Plan and welfare plans, the Company’s medical insurance program and the Company’s deferred compensation plan, all subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. In addition, in the event that Executive becomes eligible to receive benefits under the Company’s long term disability plan (the “LTD Plan”), the Company shall supplement such benefits such that Executive receives aggregate benefits under the LTD Plan and all other disability income sources of not less than 85% of Executive’s Base Salary at the time such disability commenced. In addition, Executive shall be reimbursed for his onboarding costs, up to an aggregate of $25,000.00 including but not limited to (a) his legal fees incurred in connection with the negotiation and drafting of this Agreement; (b) his legal fees incurred in connection with estate planning services; (c) fees in connection with financial planning and tax planning; and (d) any fees or costs associated with breaking any existing financial obligations such as leases.
5.5. Relocation. Executive shall relocate to Connecticut. The Company will provide Relocation services and benefits in accordance with the terms set forth in Exhibit A attached hereto. If Executive voluntarily resigns his employment without Good Reason or is terminated for Cause, in either case within six months following the date of relocation, then the Executive will be liable to repay 100% of the relocation payments and reimbursements to the Company. If Executive voluntarily resigns his employment without Good Reason or is terminated for Cause, in either case after the sixth month anniversary of the date of relocation and before the one year anniversary of the date of relocation, Executive will be liable to repay 75% of the relocation payments and reimbursements to the Company. If Executive voluntarily resigns his employment without Good Reason or is terminated for Cause, in either case after the one year anniversary of the date of relocation and before the eighteen month anniversary of the date of relocation, Executive will be liable to repay 50% of the relocation payments and reimbursements to the Company. If Executive voluntarily resigns his employment without Good Reason or is terminated for Cause, in either case after the eighteen month anniversary of the date of relocation and before the two year anniversary of the date of relocation, Executive will be liable to repay 25% of the relocation payments and reimbursements to the Company. If Executive’s employment on is terminated without Cause or due to Executive’s death or Disability or Executive resigns for Good Reason at any time, then no repayment of relocation payments and reimbursements shall be due. In addition, if Executive is terminated without Cause or Executive resigns without Good Reason, in either case after the two year anniversary of the date of relocation, then no repayment of relocation payments and reimbursements shall be due. In addition, in light of the current COVID-19 pandemic, the Company will also coordinate the booking of, and pay for, the cost (within reason) of up to three roundtrip chartered flights from San Diego, California to the New Haven, Connecticut area between June 1, 2020 and October 31, 2020.

5.6. One-Time Payments. In addition to the payments and benefits described above, as a special inducement to Executive commencing employment with the Company, Executive will receive the following cash bonus payments, in each case subject to Executive’s continued employment through the date of payment: (i) Executive will receive a $300,000 lump sum cash payment on the first regular payroll pay date following the date of this Agreement; (ii) Executive will receive a $1,000,000 lump sum cash payment on the first regular payroll pay date following December 31, 2020; (iii) Executive will receive a $1,000,000 lump sum cash payment on the first regular payroll pay date following December 31, 2021; and (iv) Executive will receive a $1,000,000 lump sum cash payment on the first regular payroll pay date following December 31, 2022. In the event that the Executive voluntarily resigns his employment without Good Reason before December 31, 2023, the Executive will repay to the Company the one-time payment made by the Company to the Employee in that calendar year no later than six (6) months after Executive’s termination.
5.7 Expenses. Upon presentation of adequate documentation to the Company, the Executive shall receive prompt reimbursement from the Company for all reasonable and customary business expenses incurred by the Executive in accordance with the Company’s policies in performing services hereunder.
5.8 Vacations and Holidays. The Executive shall be entitled to five (5) weeks of paid vacation and five (5) floating holidays in each calendar year, and shall also be entitled to all additional paid holidays afforded by the Company to its executives, all in accordance with applicable Company policies.
6.Compensation Related to Disability. During any period during the Term that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s Base Salary to the Executive, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement in which the Executive participated at the beginning of such period, until the Executive returns to work or his employment is terminated; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive under disability benefit plans of the Company or under the Social Security disability insurance program, to the extent such amounts were not previously applied to reduce any such Base Salary payment.

7.Compensation Related to Termination.
7.1 Termination by the Company Without Cause or by Executive for Good Reason. If the Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (a) a lump sum payment payable immediately following the Executive’s execution of a release as described in Section 7.5 and applicable revocation period equal to the sum of the Executive’s Base Salary and Executive’s target EVP for the current calendar year; (b) Executive’s EVP for that year, pro-rated and paid through the Executive’s Date of Termination and based on the Company’s actual performance as measured during the ordinary annual performance for all executives participating in the EVP; (c) monthly reimbursement for the COBRA premium paid by Executive for Executive and his dependents for a period of twelve (12) months following the Date of Termination; (d) the immediate vesting of all RSUs described in Section 5.3(b) and (e) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company and in which Executive participated as of the Date of Termination. In addition, if the Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason on or before December 31, 2022, (i) the Executive shall be entitled to receive a lump sum payment in an amount equal to the product of (x) fifty percent (50%) of the total number of Initial PSUs granted pursuant to Section 5.3 (i.e., 125,000) and (y) the closing price of Avangrid’s common share price on the Date of Termination and (ii) the Executive will remain eligible to vest, subject to the attainment of the Performance Conditions as measured at the end of the regular performance period and provided that the performance attainment level is at least 50%, in a number of the Initial PSUs equal to fifty percent (50%) of the total number of Initial PSUs granted pursuant to Section 5.3(a) (i.e., 125,000) multiplied by a fraction, the numerator of which is the total number of days from and after the Start Date that Executive was employed with the Company and the denominator of which is the total number of days during the period beginning on the Start Date and ending on December 31, 2022 (the “Pro Rata PSU Amount”). For the avoidance of doubt, (i) in the event that, based on the actual level of attainment of the Performance Conditions, the Initial PSUs are earned at a level that is at least 50% but less than 100%, such actual earned percentage shall be applied against the Pro Rata PSU Amount, and (ii) in the event that, based on the actual level of attainment of the Performance Conditions, the Initial PSUs are earned at a level below 50%, no portion of the Pro Rata PSU Amount shall vest. Subject to earlier payment as may be provided under the PSU Award Agreement, the number of PSUs that vest in accordance with the foregoing will be determined as soon as practicable after December 31, 2022 and, to the extent earned, such PSUs will be paid to Executive not later than such date as is necessary to cause the Initial PSUs to qualify as a “short-term deferral” pursuant to Treasury Regulation Section 1.409A-1(b)(4). With respect to any PSUs issued after the execution of this Agreement (not including, for the avoidance of doubt, the Initial PSUs) (“Subsequent PSUs”) which remain unvested upon the Date of Termination, if the Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason on or after January 1, 2023, the Executive will remain eligible to vest, subject to the attainment of the Performance Conditions as measured at the end of the regular performance period) in the total number of Subsequent PSUs issued multiplied by a fraction, the numerator of which is the total number of days from and after the commencement of the performance period for such Subsequent PSUs that Executive was employed with the Company and the denominator of which is the total number of days during the performance period for such Subsequent PSUs. The payment of any such Subsequent PSUs shall be made in accordance with the applicable PSU award agreement governing such Subsequent PSUs.
7.2. Termination by the Company Without Cause or by Executive for Good Reason Following a Change in Control. If Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason within one year following a Change in Control, Executive shall be entitled to receive all benefits set forth in Section 7.1 above, except that (i) he shall be entitled to two times his Base Salary and target EVP instead of one times his Base Salary and target EVP, and (ii) he shall be eligible to vest in the full amount of the Initial PSUs granted pursuant to Section 5.3(a), subject to attainment of the Performance Conditions, provided that (I) the Performance Conditions shall be considered earned at a level of 100% with respect to one-half of the Initial PSUs, (II) with respect to the second one-half of the Initial PSUs, such performance shall be measured as of the Change in Control date, with such adjustments to the Performance Conditions as are deemed equitable by the Board in accordance with the OIP and in a manner otherwise consistent with the treatment of outstanding performance share units in such Change in Control transaction, and (III) such PSUs shall, to the extent deemed earned in accordance with the foregoing, be paid to Executive as soon as practicable following the termination date, but in no case later than thirty (30) days following the termination date. Notwithstanding the foregoing, if any payment or benefit received or to be received by Executive (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the amounts payable under Section 7.1 shall be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to the Executive after taking into account the Excise Tax and any additional taxes the Executive would pay if such payments and benefits were not reduced. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by a certified public accountant selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. The reduction of payments, if applicable, shall be effected in the following order (unless the Executive, to the extent permitted by Section 409A of the Code, elects another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments, (ii) any other cash amounts payable to the Executive, (iii) any benefits valued as parachute payments, and (iv) acceleration of vesting of equity awards.
7.3. Termination by Executive Without Good Reason, by Reason of Executive’s Retirement, or Reason of Executive’s Death or Disability. If the Executive’s employment shall be terminated during the Term by Executive without Good Reason, by reason of the Executive’s retirement, or by reason of the Executive’s death or Disability, Executive shall be entitled to receive (a) the Executive’s Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; (b) Executive’s EVP for that year, pro-rated and paid through the Executive’s Date of Termination and based on the Company’s actual performance as measured during the ordinary annual performance for all executives participating in the EVP; and (c) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company during such period and in which Executive participated as of the Date of Termination. Notwithstanding anything to the contrary in the PSU Award Agreement, with respect to the Initial PSUs, any payments in respect of the Initial PSUs that Executive may be eligible to receive following the termination of Executive’s employment by reason of Executive’s death or Disability will be paid to executive not later than such date as is necessary to cause the Initial PSUs to qualify as a “short-term deferral” pursuant to Treasury Regulation Section 1.409A-1(b)(4).
7.4. Termination by the Company for Cause. If the Executive’s employment shall be terminated during the Term by the Company for Cause, Executive shall be entitled to receive (a) the Executive’s Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company during such period and in which Executive participated as of the Date of Termination.
7.5. No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 7, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 7.1 or 7.2 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in a form to be provided by the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment. The Company shall provide such release to Executive not more than fifteen days after the Date of Termination.
8.Termination Procedures.
8.1. Notice of Termination. During the Term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if the termination is purported to be by the Company for Cause or by

Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.
8.2. Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive’s duties during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not (except in the case of a termination for Cause) be less than ninety days from the date such Notice of Termination is given.
9.Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

9.1. No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder as described in Section 4 nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company, such approval not to be unreasonably withheld; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

9.2. Noncompetition; Nonsolicitation.

(i)Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company, and (ii) the period beginning on the date of termination of employment and ending one year after the date of termination of employment (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 9.2(a) will not be deemed breached merely because Executive owns less than 2% of the outstanding common stock of a publicly-traded company.

(ii)In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees of the Company or any of its affiliates to terminate his, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees of the Company or any of its affiliates to become employees of any other person or entity; (iii) solicit or attempt to solicit any vendor or distributor of the Company or any of its affiliates in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any vendor or distributor of the Company or any affiliate to cease doing business or to reduce the amount of business which such customer, vendor or distributor has customarily done or contemplates doing with the Company or such affiliate.

(iii)Executive understands that the provisions of this Section 9.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 5 and 7 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living.
9.3 Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates, including without limitation trade secrets (as that term is defined in Conn. Gen. Stat. § 35-51(d)ORS 646.461) and/or competitively sensitive business or professional information. Executive covenants that he shall not during his employment or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any Proprietary Information, unless such disclosure is made in the good faith performance of Executive’s duties hereunder, has been authorized in writing by the Company, or is otherwise required by law.
9.4. Confidentiality and Surrender of Records. Executive shall not during his employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any Proprietary Information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive’s employment with the Company and thereafter.
9.5. Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.
9.6. Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and Proprietary Information, any violation by him of any of the undertakings contained in this Section 9 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 9. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 9 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

10.Indemnification. During the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company or its affiliates, the Company shall indemnify the Executive (other than in connection with the Executive’s gross negligence or willful misconduct) in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors. Further, during the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company or its affiliates, the Company shall, purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing adequate coverage based on market levels for a company of a similar size to the Company to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

11.Successors; Binding Agreement.
11.1. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company. The Company may assign this Agreement, without Executive’s prior consent, to any person or entity that acquires all or a substantial part of the business and/or assets of the Company or any subsidiary thereof to which Executive regularly provides services, provided in each case that such entity expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
11.2. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
12.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company: Avangrid Management Company, LLC
180 Marsh Hill Road
Orange, CT 06477
Attention: Chief Human Resources Officer

To the Executive:  _______________________
           _______________________
           _______________________

13.Miscellaneous.
13.1. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.
13.2. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.
13.3. This Agreement, together with the EVP, LTIP, LTD Plan, Employee Relocation Benefits Repayment Agreement and any other agreement referenced herein (as modified by the Agreement) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment except as specifically referenced herein.
14.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing. Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment shall be settled exclusively by arbitration in New Haven County, Connecticut in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Company and any affiliate thereof shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce the provisions of Section 9 of this Agreement. For purposes of seeking enforcement of Section 9, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in New Haven County, Connecticut. In connection with any arbitration or litigation dispute (including any appeal or enforcement proceedings related to any such dispute) arising out of or related to this Agreement, the parties shall be liable for their own costs and attorney fees, provided however that the Company shall pay the costs and fees of the arbitrator.

17.Section 409A of the Code. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid under this Agreement, including, without limitation, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance and regulations. It is intended that this Agreement will comply with Section 409A and all regulations and guidance issued thereunder to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding anything in this Agreement to the contrary, in the event Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made prior to the date that is six months after the date of Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the definition of “separation from service” for purposes of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything to the contrary in the PSU Award Agreement, the provisions of this Agreement (which shall control over any conflicting provisions in the PSU Award Agreement) are intended to cause the Initial PSUs to qualify as a “short-term deferral” pursuant to Treasury Regulation Section 1.409A-1(b)(4) such that the Initial PSUs shall not be subject to Section 409A and this Agreement and the PSU Award Agreement shall be interpreted in accordance with such intent.

18.Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:

(a)“Affiliates” shall mean all direct and indirect parent companies and affiliates of the Company, including without limitation Iberdrola S.A. and Avangrid, Inc. and their respective affiliates.

(b)“Avangrid” shall mean Avangrid, Inc.

(c)“AVANGRID Group” shall mean Avangrid and the Company, as well as any entity that directly, or indirectly through one or more intermediaries, controls, are controlled by, or are under common control with, Avangrid and/or the Company.

(d)“Base Salary” shall have the meaning stated in Section 5.1 hereof.

(e)“Board” shall mean the Board of Directors of Avangrid.

(f)“Cause” for termination by the Company of the Executive’s employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties as described in Section 4 with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or Executive’s resignation for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties, and Executive’s failure to cure such failure within fifteen (15) days of the delivery of such written demand (provided such demand can be reasonably cured within 15 days), (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its subsidiaries or affiliates, monetarily or otherwise; or (iii) the Executive’s conviction, or a plea of guilty or nolo contendere to a felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. An error in judgment or negligence by Executive shall not be considered to be “willful.” Failure to meet performance standards or objectives of the Company shall not constitute Cause for purposes hereof.

(g)“Change in Control” shall have the meaning set forth in the OIP.

(h)“Company” shall mean Avangrid Management Company, LLC and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(i)“Competing Business” shall mean any business (including, without limitation, utilities, power producers, power marketers or traders), co-operative, or energy provider of any kind that directly or indirectly competes with the AVANGRID Group’s businesses as defined within the approved strategic plan of the Company, or with the businesses as defined within the approved strategic plan of the Company’s affiliates as of the date of Executive’s termination of employment with the Company. For the avoidance of any doubt, no affiliates or subsidiaries of Iberdrola S.A. shall be included in, or be applicable to, this definition with the exception of AVANGRID Group.

(j)“Date of Termination” shall have the meaning stated in Section 8.2 hereof.

(k)“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of at least six months within any twelve month period, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(l)“Executive” shall mean the individual named in the first paragraph of this Agreement.

(m)“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent), of any of the following acts by the Company, unless such act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) a material and ongoing diminution of Executive’s title, duties, responsibilities, or authorities; (ii) a material diminution of Executive’s annual base salary or EVP opportunity (iii) a requirement by the Company that Executive relocate his principal place of employment by more than fifty miles; or (iv) the Company’s failure to nominate the Executive for election or reelection to the Board or the removal of the Executive from the Board without Cause (v) any other action or inaction by the Company that constitutes a material breach of this Agreement, including (1) a failure to include the Executive in the management compensation programs then in effect on substantially the same terms and conditions as that applicable to other officers or similarly situated executives of the AVANGRID Group, or (2) a failure to continue the Executive’s participation in the material benefit plans of the AVANGRID Group (other than any pension plan) on substantially the same basis as that applicable to other officers or similarly situated executives of the AVANGRID Group. For the avoidance of doubt, the appointment of a President and assignment to such person of duties appropriate for such position, or the appointment of other executives below the level of Chief Executive Officer, shall not constitute Good Reason.

(n)“Notice of Termination” shall have the meaning stated in Section 8.1 hereof.

(o)“Proprietary Information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) information concerning the transactions or relations of any vendor or distributor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be Proprietary Information. The term “Proprietary Information” shall not include information that is or becomes generally available to and known by the public or information that was known to Executive prior to the commencement of his employment with the Company or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(p)“Restricted Area” shall mean any state in the United States in which (i) a Competing Business is headquartered and (ii) the AVANGRID Group generates more than twenty-five percent of its total revenue and total net income.

(q)“Term” shall have the meaning stated in Section 3 hereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

         AVANGRID MANAGEMENT COMPANY, LLC

           By: /s/ Peter T. Church
           Name: Peter T. Church
           Title: Chief Human Resources Officer

          EXECUTIVE

           /s/ Dennis V. Arriola
           Dennis V. Arriola

EXHIBIT A
Relocation Benefits

Category	Description
Relocation Provider
Avangrid has partnered with Versa Relocation to manage your relocation benefits. You will be introduced to a Relocation Consultant who will be responsible for overseeing all relocation activity as outlined below.

Accompanying Family Members	Family members eligible for benefits include your legal spouse/partner and legal dependents that reside in your departure home and will move with you and subsequently reside with you in the new location.
Repayment Agreement	In the event employment is voluntarily terminated, or terminated for cause, Executive will reimburse Company for relocation costs as provided in the Employment Agreement.
Real Estate Agent/Broker Referral Program	Registration of departure and destination real estate agents is recommended. You are encouraged to provide the name of your preferred agent selection to your Relocation Consultant.
Buyer Value Option (BVO) Home Sale Program	Company will provide Executive with a BVO Home Sale benefit managed through VERSA Relocation. Company will cover up to 8.5% of qualified home sale expenses (real estate fees, BVO closing costs, seller-paid closing costs).
Loss on Sale
Company will provide tax grossed up protection of up to $200,000 if the sales price is below the sum of your purchase price plus documented capital improvements as reasonably determined and agreed between you and the Company.

Home Purchase	Company will cover all reasonable and customary home purchasing expenses up to 1.5% of home purchase price (1% loan origination, non-pre-paid closing costs and fees, etc)
Mortgage Assistance	VERSA Relocation will refer a relocation-specialized mortgage provider(s), if desired.
Dual Mortgage Assistance	Company will provide reimbursement of the lesser of two mortgage payments for up to 60 days
Home Finding Trip	Up to 3 trips of 5 days each for employee and spouse, coordinated with a qualified, relocation-certified real estate agent. Air fare (as described in the Agreement), car rental/transportation, lodging and meals included.
Shipment of Household Goods	VERSA will utilize mover’s White-glove, VIP shipment program. Household goods fully insured and fully packed, shipped, and unpacked from departure primary residence to destination new home. Specialty shipment of certain goods (e.g., wine/art collections) will be provided, as needed. If storage is needed, up to 90 days is authorized. Maximum household goods shipment and insurance costs capped at $125,000, provided that the Company will work in good faith with Executive to reconsider additional reasonable costs if the Company and Executive determine that actual reasonable costs to cover goods shipment and insurance exceed $125,000.
Shipment of Automobile(s)	The company will arrange to ship up to two automobiles.
Temporary Living	Fully furnished temporary lodging will be covered for a maximum of 90 days. Direct reimbursement of an economy rental car for up to seven days. Meals or incidental costs incurred during the period of temporary living is not covered.
Final Move (En route Trip)	Reimbursement for expenses related to the final trip to the new location for employee and all eligible accompanying family members. Reimbursable expenses may include lodging, transportation costs en-route and meals. Company travel guidelines apply.
Destination Assistance	Up to 4 days of area orientation, settling in, school search and other destination services.
Relocation Allowance
You will be allotted a Relocation Allowance of $25,000 to use for the remaining incidental relocation expenses. Your Versa Consultant will assist you in managing and reimbursing for qualified relocation expenses.

Tax Assistance	Financial assistance will be provided to offset the federal, state and FICA tax impact of relocation payments. Compensation will be based on Company derived income only.
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